Exhibit 14(b)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the unitholders and the Board of Directors of North Haven Private Income Fund LLC:

We have audited the consolidated statements of financial condition of North Haven Private Income Fund LLC and subsidiaries (the “Company”), including the consolidated schedule of investments, as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in members’ capital, cash flows and financial highlights for the years ended December 31, 2023 and 2022 and the period from March 4, 2021 (inception) to December 31, 2021, and the related notes (collectively referred to as the “financial statements”) and our report dated March 4, 2024, expressed an unqualified opinion on those financial statements. Our audits of the Company also included the information as of December 31, 2023 and 2022, appearing under the caption “Senior Securities”. This information is the responsibility of the Company’s management. Information about the Company’s senior securities as of December 31, 2023 and 2022 appearing under the caption “Senior Securities” has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements from which it has been derived.

/s/ DELOITTE & TOUCHE LLP
New York, NY
March 4, 2024